Exhibit 10.1

LIMITED WAIVER TO AMENDED AND RESTATED LETTER AGREEMENT

February 23, 2023

This LIMITED WAIVER TO AMENDED AND RESTATED LETTER AGREEMENT (this “Waiver”), dated as of February 23, 2023, is entered into by and between Aurora Acquisition Corp., a Cayman Islands exempted company (the “Company”), Novator Capital Sponsor Ltd., a Cyprus limited liability company (the “Sponsor”), certain individuals, each of whom is a member of the board of directors and/or management team of the Company (each, an “Insider” and collectively, the “Insiders”) and Better HoldCo, Inc., a Delaware corporation (“Better”).

RECITALS

WHEREAS, the Company, the Sponsor and the Insiders entered into that certain Amended and Restated Letter Agreement, dated as of May 10, 2021 (the “A&R Letter Agreement”) which amended and restated that certain letter agreement dated as of March 3, 2021 (the “Original Letter Agreement”) by and among the Company, the Sponsor and the Insiders.

WHEREAS, pursuant to Section 1 of the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of (i) a shareholder vote to approve such Business Combination, or (ii) a shareholder vote to approve certain amendments to the Charter to (a) modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Class A ordinary shares that were sold as part of the units in the Company’s initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “public shares”) and Novator Private Placement Shares if the Company does not complete a Business Combination within the time period set forth in the Charter or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any public shares and Novator Private Placement Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Company’s Charter) (the “Redemption Restriction”).

WHEREAS, in connection with a shareholder vote to approve an amendment to the Company’s Charter to extend the date by which the Company must consummate a Business Combination from March 8, 2023 to September 30, 2023, to be held on or around February 24, 2023 (the “Extension Meeting”), the Sponsor desires to redeem Novator Private Placement Shares held by the Sponsor.

WHEREAS, on August 26, 2022, the Sponsor, the Company and Better entered into that certain letter agreement (the “Side Letter”).

WHEREAS, on February 7, 2023, the Company, Better and the Sponsor entered into that certain second letter agreement (the “Second Side Letter”), pursuant to which, among other things, (i) the parties agreed to amend the Side Letter; (ii) Better and the Company agreed to use reasonable best efforts to obtain approval for the Extension Proposal (as defined in the Definitive Proxy Materials of the Company filed on February 7, 2023); and (iii) Better agreed to partially reimburse the Company for certain expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement (as defined below).

WHEREAS, as party to that certain Agreement and Plan of Merger, by and among, Better, the Company, and Aurora Merger Sub I, Inc., a Delaware corporation, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms) (the “Merger Agreement”), each of the parties hereto acknowledge Better’s interest in the terms of this Waiver, and Better wishes to acknowledge and consent to the Permitted Redemption and Expense Reimbursement (each as defined herein).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Waiver, the parties hereto agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the A&R Letter Agreement.

2.	Sponsor Permitted Redemption Limited Waiver and Consent.

(a)	The Company and each Insider hereby consents to the Sponsor Permitted Redemption (as defined below) and, pursuant to Section 13 of the A&R Letter Agreement, hereby waives the Redemption Restriction, to the limited extent required for the Sponsor Permitted Redemption (as defined below).

(b)	“Sponsor Permitted Redemption” means a redemption by the Sponsor of Novator Private Placement Shares held by the Sponsor resulting in aggregate cash proceeds to the Sponsor not to exceed $17 million in connection with the Extension Meeting.

(c)	“Sponsor Redeemed Amount” means the aggregate cash proceeds received by the Sponsor to the extent Novator Private Placement Shares are redeemed by the Sponsor pursuant to the Sponsor Permitted Redemption.

3.	Ratification. Except as expressly waived by this Waiver, the terms and provisions of the A&R Letter Agreement are ratified and confirmed and shall continue in full force and effect. No term of this Waiver shall be construed as any assignment, novation or joinder of Better, nor give rise to any additional third-party rights in favor of Better, with respect to the A&R Letter Agreement.

4.	Reinvestment Obligations.

(a)	In consideration of the Sponsor Permitted Redemption, the Sponsor hereby irrevocably agrees, in addition to any existing obligations of the Sponsor:

i.	If a Business Combination with Better is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance Holding Company, the combined company surviving the Business Combination (the “Common Stock”), for aggregate cash proceeds to Better equal to the Sponsor Redeemed Amount at a purchase price of $10.00 per share of Common Stock on the closing date of the Business Combination with Better; or

ii.	If a Business Combination with Better is not completed on or before September 30, 2023, subject to receipt by Better of the affirmative vote of a majority of the holders of Registrable Securities (as such term is defined in the Eighth Amended and Restated Investors Rights Agreement, dated as of November 2, 2020, by and among Better and the investors party thereto, as may be amended in accordance with its terms), Sponsor shall subscribe for and purchase for $35 million aggregate cash proceeds to Better, at Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Bridge Note Purchase Agreement referred to in the Second Side Letter) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. For purposes of the immediately preceding sentence, the term “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.

5.	Expense Reimbursement. In consideration of the limited waiver and consent provided pursuant to this Waiver, the Sponsor hereby agrees, in addition to any existing obligation of the Sponsor to reimburse any expenses incurred by the Company, to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the Business Combination, up to an aggregate amount equal to the Sponsor Redeemed Amount (the “Expense Reimbursement”), provided in each case that:

(a)	such expenses are not otherwise subject to reimbursement by Better pursuant to any existing binding legal obligation pursuant to the Merger Agreement and Second Side Letter; and

(b)	such Expense Reimbursement shall be paid by the Sponsor promptly upon receipt by the Sponsor of reasonable documentation of such expenses.

6.	Further Assurances. Each of the parties to this Waiver agrees to take or cause to be taken such further action, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such further consents, as may be reasonably requested in order to effectuate fully the purposes, terms and conditions of this Waiver.

7.	Incorporation by Reference. Each of Sections 13, 14, 17, 18 and 19 of the A&R Letter Agreement are hereby incorporated herein by reference to refer to this Waiver, mutatis mutandis.

8.	Counterparts. This Waiver may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute a single instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Limited Waiver to Amended and Restated Letter Agreement effective as of the date first written above.

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet

Name:	Arnaud Massenet

Title:	Chief Executive Officer

[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

INSIDERS

By:	/s/Thor Björgólfsson

Name:	Thor Björgólfsson

By:	/s/ Arnaud Massenet

Name:	Arnaud Massenet

By:	/s/ Prabhu Narasimhan

Name:	Prabhu Narasimhan

By:	/s/ Shravin Mittal

Name:	Shravin Mittal

By:	/s/ Sangeeta Desai

Name:	Sangeeta Desai

By:	/s/ Michael Edelstein

Name:	Michael Edelstein

By:	/s/ Caroline Harding

Name:	Caroline Harding

[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

Acknowledged and agreed:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou

Name:	Pericles Spyrou

Title:	Director

[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

Acknowledged and agreed:

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg

Name:	Vishal Garg

Title:	Chief Executive Officer

[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]